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                                                                      Exhibit 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants with respect to Chicago Bridge & Iron company N.V. and Subsidiaries, we hereby consent to the incorporation of our reports addressed to the Shareholders and the Supervisory Board of Chicago Bridge & Iron Company N.V. in respect of the December 31, 2001 and 2000 consolidated balance sheets, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years ended December 31, 2001, included and incorporated by reference in this Form 10-K, into the Company's previously filed Registration Statements on Form S-8 (Nos. 333-24443, 333-24445, 333-33199, 333-39975 and 333-87081).



/s/ Arthur Andersen LLP
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Chicago, Illinois
May 31, 2002